Exhibit 99.1

UCT Reaffirms Second Quarter 2016 Revenue Guidance and Announces Financial Results Release Date

08:00 ET from Ultra Clean Holdings, Inc.

HAYWARD, Calif., July 8, 2016 /PRNewswire/ --Ultra Clean Holdings, Inc. (NASDAQ: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, reaffirmed its second quarter 2016 revenue guidance today. The Company expects revenue to be at the high end of its guided range of $123 million to $128 million for the quarter.

The Company will release financial results for the second quarter on Thursday, July 28, 2016 after market close and will host a conference call the same day.

The conference call will take place at 1:45 p.m. PT and can be accessed by dialing 1-877-870-4263 (toll-free) or 1-412-317-0790 (international). No passcode is required. An audio replay of the conference call will be made available approximately two hours after the call and will remain available for 7 days. The call-in numbers for the replay are 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the confirmation code 10089596.

A live webcast of the conference call will also be available on the Investor Relations section of the Company's website at http://uct.com/investors/events/. A replay of the webcast will be available approximately two hours after the conclusion of the conference call and will remain available until the following quarter.

Contact
Sheri Brumm
Senior VP Finance and Chief Accounting Officer
(510) 576-4400

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. UCT offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. UCT's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. UCT is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “expects,” “guidance,”

"anticipates,", “projection”, “forecast”, "believes," "plans," "future,"' "intends," "may," "will," "estimates," "predicts," “initial” and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to second quarter 2016 revenue. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 25, 2015 as filed with the Securities and Exchange Commission and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.